Exhibit 10.49

AMENDMENT NUMBER SEVEN

TO THE

HEALTH NET, INC. 401(k) SAVINGS PLAN

(as amended and restated effective January 1, 2001)

WHEREAS, Health Net, Inc. (the “Company”) heretofore has adopted and maintains the Health Net, Inc. 401(k) Savings Plan (the “Plan”) for the benefit of eligible employees of the Company and certain of its affiliates;

WHEREAS, the Company desires to amend the Plan to reflect changes required by the Pension Protection Act of 2006 (the “PPA”) and to makes certain other clarifying changes;

WHEREAS, the Company has the power to amend the Plan pursuant to Section 15.1 thereof.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the power of amendment contained in Section 15.1 of the Plan, the Plan is amended as follows:

1. Effective January 1, 2006, Section 8.2 of the Plan is amended to insert the phrase “Pre-2006” immediately before the phrase “Matching Contributions Account” as it appears in the first sentence therein.

2. Effective January 1, 2007, the last sentence of Section 8.5(d) of the Plan is amended in its entirety to read as follows:

For purposes of this subsection, the term “distributee” shall mean (i) a Participant, (ii) an alternative payee (within the meaning of section 414(p)(8) of the Code) with respect to a Participant under a qualified domestic relations order, (iii) a surviving spouse of a Participant or (iv) a Beneficiary of a Participant; provided, however, that a Beneficiary is permitted to elect to have an eligible rollover distribution transferred pursuant to this subsection only to an individual retirement account or annuity described in section 408(a) or (b) of the Code.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer this 27th day of December, 2006.

HEALTH NET, INC.

By:	/s/ Karin D. Mayhew
Karin D. Mayhew

Its:	Senior Vice President, Organization Effectiveness

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